Exhibit 99.2

NCI Building Systems
CFO Commentary on First Quarter 2016 Fiscal Year Results

Summary
The 2016 first quarter results compared to last year’s first quarter were as follows:

•	Revenue of $370.0 million increased 14.6% from $322.9 million, primarily driven by the acquisition of CENTRIA

•	Gross profit margin of 24.2% increased over the comparable prior year period by 190 basis points

•	Operating income was $15.3 million compared to $4.6 million in the prior year period
*Adjusted for special items, operating income was $16.7 million compared to $8.7 million in the prior year period

•	Net income was $5.9 million compared to the prior year period’s loss of $0.3 million

•	*Adjusted EBITDA grew 48.4% to $29.1 million from $19.6 million in the prior year
* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying this CFO Commentary.
Revenue
Revenue of $370.0 million was up by 14.6% from a year ago. This quarter includes the full quarter results of operations for CENTRIA versus only approximately two weeks in the first quarter of 2015. CENTRIA produced revenue during the current period of $53.9 million vs. $8.5 million in the prior year’s first quarter. The performance of our three operating segments was as follows:

•	Building’s revenue of $149.0 million decreased by 0.6%, with underlying volumes up by 3.5% versus last year’s first quarter. For the period, third party revenue increased 1.0% with volumes up by 6.2%.

•
Component’s revenue of $230.5 million increased by 33.4% versus last year’s first quarter. On a pro forma basis adjusted to include CENTRIA in all periods, total revenue increased by 5.1% and total volumes increased by 12.5% over last year’s first quarter. Similarly adjusted for the period, third party revenue increased 1.7% with volumes up by 8.1%.

•
Coater’s revenue of $51.2 million decreased by 7.9%, however total volume processed increased by 5.8% versus last year’s first quarter results. For the period, third party revenue decreased 13.3% with volumes down by 3.0%.

As discussed in the prior quarter, steel costs decreased during the last half of fiscal 2015. While commercial discipline continues to be a fundamental focus, the market-driven pass-through of these lower input costs to our customers reduced our revenue in all three segments and, along with shifting product mix, accounts for the divergence between underlying volumes and revenue. While it is not possible to precisely measure this impact, we estimate that declining steel costs reduced our first quarter reported revenue by approximately $15 million as compared to the same period of the prior year.
Gross Margin
Gross margin increased to $89.7 million, up $17.6 million from last year’s first quarter. Our investments to expand our insulated metal panel offering, improve our manufacturing responsiveness, and our focus on value oriented commercial discipline combined with effective supply chain management are reflected in our improving gross margins. During the first quarter of 2016, we acquired an insulated panel plant in Canada which is currently being refurbished. In addition, as noted on the face of our statement of operations, we recorded an asset recovery benefit of $0.7 million related to the sale of an idled facility in California.
Gross Margin Reconciliation: Q1’15 to Q1’16 (22.3% to 24.2%, up 190 basis points)
[note: point attributions are approximate]

•	+ 115 bps: Supply chain effectiveness and commercial discipline

•	+ 40 bps: Production and logistic efficiency improvements

•	+ 30 bps: Improving product and segment mix, including increased insulated metal panels

•	+ 20 bps: Asset recoveries

•	- 30 bps: New plant acquisition and ramp-up costs

•	+ 15 bps: Other
ESG&A Expenses
ESG&A expenses were $69.8 million, up $7.0 million from the prior year first quarter. ESG&A expenses as a percent of revenues decreased from 19.5% last year to 18.9% in the current quarter. The net increase in ESG&A expenses over the prior year is attributable primarily to the following:

•	approximately $6.4 million increase due to the full quarter inclusion of CENTRIA in the current period versus only approximately two weeks in the prior year’s period
ESG&A expenses were below our previous guidance range of $73.0 million to $76.0 million primarily due to the acceleration of cost reductions related to our on-going restructuring programs and the elimination of certain planned expenditures.
Intangible Asset Amortization
Intangible asset amortization costs were $2.4 million compared to $1.5 million in the prior year first quarter. The increase in amortization cost over the prior year relates to the amortization of intangibles from the acquisition of CENTRIA at the end of the first quarter of 2015.
*Adjusted EBITDA
Adjusted EBITDA increased $9.5 million from $19.6 million in last year’s first quarter to $29.1 million in the current quarter. The increase in Adjusted EBITDA is attributable to the following:

•	+ $4.1 million net effect of higher volumes in our Components and Buildings segments

•	+ $2.9 million margin expansion from improvements in product mix, production and logistic efficiencies, commercial discipline and supply chain effectiveness

•	+ $3.0 million net incremental contribution from recently acquired CENTRIA offset by costs incurred in ramping up the newly acquired Canadian facility

•	- $0.5 million from other items
Working Capital
Our annualized average days sales outstanding for the quarter increased to 36.8 days, compared to 38.3 days in the prior year same period. Our average days in inventory outstanding decreased to 50.5 days, compared to 52.7 days in the prior year. And finally, our average days in payables outstanding increased to 37.2 days compared to 35.4 days from the same period of the prior year.
Q2 2016 Outlook
The following are our current expectations for certain financial items for our second fiscal quarter of 2016.
Revenue
We expect our consolidated revenue to range between $350 million and $370 million. This range takes into consideration the seasonally slower time of year, the estimated year-over-year decline in steel prices as well as the typical range of disruptions that can occur from seasonal weather conditions.
Gross Profit Margin
We expect our consolidated gross profit margin to range between 22.5% and 24.0%. This range takes into consideration the seasonally lower operating leverage that typically occurs in the second quarter as well as the disruptions that occur from normal seasonal weather conditions.
ESG&A Expenses
We expect our ESG&A expenses to range between $73 million and $75 million. This amount excludes the amortization of intangible assets, which are shown on a separate line item on the statement of operations and discussed below. We typically incur higher ESG&A costs in the second quarter versus the first quarter due to the timing of certain sales and marketing expenditures.
Intangible Asset Amortization
We expect our intangible asset amortization to range between $2.3 million and $2.7 million.
Total Depreciation and Amortization
We expect our total depreciation and amortization expense (including the intangible amortization discussed above) to range between $11 million and $12 million. These amounts are reported on our statement of operations within Cost of Goods Sold, ESG&A Expenses, and Intangible Asset Amortization.

Interest Expense
We expect our consolidated interest expense, including the amortization of deferred financing costs, to range between $7.6 million and $8.0 million.
Effective Tax Rate
We expect our tax rate for the upcoming quarter to range between 35% and 37%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our quarterly effective tax rate percentage can and has varied significantly from expectations as a result.
Diluted Shares
We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 72.9 million for the second quarter of 2016 and 73.4 million for fiscal 2016. These estimates do not give effect to any potential share repurchases occurring after the date of this release.
Balance Sheet and Cash Flow Items
We expect our total capital expenditures in fiscal 2016 to range between $27 million and $30 million.

Forward-Looking Statements
Certain statements and information in this CFO Commentary may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements (including those contained in certain visual depictions) in this CFO Commentary. These forward-looking statements reflect the Company's current expectations and/or beliefs concerning future events. The Company has made every reasonable effort to ensure that the information, estimates, forecasts and assumptions on which these statements are based are current, reasonable and complete. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to, industry cyclicality and seasonality and adverse weather conditions; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad, generally, and in the credit markets; substantial indebtedness and our ability to incur substantially more indebtedness; our ability to generate significant cash flow required to service or refinance our existing debt, including the 8.25% senior notes due 2023, and obtain future financing; our ability to comply with the financial tests and covenants in our existing and future debt obligations; operational limitations or restrictions in connection with our debt; increases in interest rates; recognition of asset impairment charges; commodity price increases and/or limited availability of raw materials, including steel; our ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; costs related to environmental clean-ups and liabilities; competitive activity and pricing pressure; increases in energy prices; volatility of the Company's stock price; dilutive effect on the Company's common stockholders of potential future sales of the Company's Common Stock held by our sponsor; substantial governance and other rights held by our sponsor; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance; changes in laws or regulations, including the Dodd-Frank Act; our ability to integrate the acquisition of CENTRIA with our business and to realize the anticipated benefits of such acquisition; the timing and amount of our stock repurchases; and costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters.. See also the “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended November 1, 2015, which identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FISCAL THREE MONTHS ENDED JANUARY 31, 2016 AND FEBRUARY 1, 2015
(In thousands)
(Unaudited)

	Three Months Ended January 31, 2016
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$12,462	$16,104	$4,819	$(18,126)	$15,259
Restructuring and impairment charges	500	285	—	725	1,510
Strategic development and acquisition related costs	—	366	—	315	681
Asset recovery	(725)	—	—	—	(725)
Adjusted operating income (loss)(1)	$12,237	$16,755	$4,819	$(17,086)	$16,725

	Three Months Ended February 1, 2015
	Engineered Building Systems	Metal Components	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$8,718	$8,336	$3,977	$(16,460)	$4,571
Restructuring and impairment charges	871	606	—		1,477
Strategic development and acquisition related costs	—	—	—	1,729	1,729
Short lived acquisition method fair value adjustments	—	972	—	—	972
Adjusted operating income (loss)(1)	$9,589	$9,914	$3,977	$(14,731)	$8,749

(1)
The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our unaudited consolidated statements of operations.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER ITEMS (ADJUSTED EBITDA)
(In thousands)
(Unaudited)

	2nd Quarter May 3, 2015	3rd Quarter August 2, 2015	4th Quarter November 1, 2015	1st Quarter January 31, 2016	Trailing 12 Months January 31, 2016
Net income (loss)	$(7,488)	$7,220	$18,407	$5,892	$24,031
Add:
Depreciation and amortization	13,766	14,541	13,354	10,747	52,408
Consolidated interest expense, net	8,280	8,135	7,993	7,847	32,255
Provision (benefit) for income taxes	(4,087)	3,520	10,029	2,453	11,915
Restructuring and impairment charges	1,759	504	7,611	1,510	11,384
Gain from bargain purchase	—	—	—	(1,864)	(1,864)
Strategic development and acquisition related costs	628	701	1,143	681	3,153
Gain on legal settlements	—	—	(3,765)	—	(3,765)
Fair value adjustment of acquired inventory	775	1,000	—	—	1,775
Share-based compensation	2,201	2,568	1,677	2,582	9,028
Asset recovery	—	—	—	(725)	(725)
Adjusted EBITDA(1)	$15,834	$38,189	$56,449	$29,848	$140,320

	2nd Quarter May 4, 2014	3rd Quarter August 3, 2014	4th Quarter November 2, 2014	1st Quarter February 1, 2015	Trailing 12 Months February 1, 2015
Net income (loss)	$(4,905)	$6,089	$14,259	$(320)	$15,123
Add:
Depreciation and amortization	8,941	8,994	9,220	9,731	36,886
Consolidated interest expense, net	3,035	3,142	3,053	3,980	13,210
Provision (benefit) for income taxes	(3,057)	2,837	4,215	(490)	3,505
Restructuring and impairment charges	—	—	—	1,477	1,477
Gain on insurance recovery	(324)	—	—	—	(324)
Secondary offering costs	50	—	—	—	50
Strategic development and acquisition related costs	—	1,486	3,512	1,729	6,727
Fair value adjustments of acquired inventory	—	—	—	583	583
Share-based compensation	2,563	2,404	2,022	2,933	9,922
Adjusted EBITDA(1)	$6,303	$24,952	$36,281	$19,623	$87,159

(1)
The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL Facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.